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                     January 27, 2021

       Dan Boehle
       Chief Financial Officer
       AEROJET ROCKETDYNE HOLDINGS, INC.
       222 N. Pacific Coast Hwy
       Suite 500
       El Segundo, CA 90245

                                                        Re: AEROJET ROCKETDYNE
HOLDINGS, INC.
                                                            Form 10-K for the
year ended December 31, 2019
                                                            Filed on February
19, 2020
                                                            File No. 1-01520

       Dear Mr. Boehle:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing